Exhibit 99.1
NPK REPORTS FOURTH QUARTER 2025 RESULTS
Company reports revenues of $75 million; Diluted EPS from Continuing Operations of $0.13
Company provides full year 2026 revenue guidance of $305-$325 million and Adjusted EBITDA of $88-$100 million
THE WOODLANDS, TEXAS – February 25, 2026 – NPK International Inc. (NYSE: NPKI) (“NPK” or the “Company”) today announced results for the three and twelve months ended December 31, 2025.
FOURTH QUARTER 2025 RESULTS
(all comparisons versus the prior year period unless otherwise noted)
•Revenues of $75.2 million, +31%; Rental revenues of $34.8 million, +35%
•Operating income from continuing operations of $12.6 million (16.7% of revenues)
•Income from continuing operations of $10.7 million, or $0.13 per diluted share; Adjusted Income from Continuing Operations of $10.7 million, or $0.13 per diluted share
•Adjusted EBITDA from Continuing Operations of $21.7 million, +27%
•Adjusted EBITDA margin from Continuing Operations of 28.8%
•Total cash of $5.1 million and total debt of $16.9 million as of December 31, 2025; credit facility availability of $139 million
•Cash flow from operating activities of $18.0 million; Free Cash Flow of $5.9 million
FULL-YEAR 2025 RESULTS
(all comparisons versus the prior year period unless otherwise noted)
•Revenues of $277.0 million, +27%; Rental revenues of $124.2 million, +39%
•Operating income from continuing operations of $46.8 million (16.9% of revenues)
•Income from continuing operations of $35.9 million, or $0.42 per diluted share; Adjusted Income from Continuing Operations of $36.3 million, or $0.42 per diluted share
•Adjusted EBITDA from Continuing Operations of $75.5 million, +38%
•Adjusted EBITDA margin from Continuing Operations of 27.3%
•Cash flow from operating activities of $73.0 million; Free Cash Flow of $30.3 million

	Fourth Quarter
(In millions)	2025	2024	Change
Revenues	$75.2	$57.5	$17.7
Operating income from continuing operations	$12.6	$11.6	$1.0
Adjusted EBITDA from continuing operations	$21.7	$17.1	$4.6
Operating margin from continuing operations (%)	16.7%	20.2%	-350	bps
Adjusted EBITDA margin from continuing operations (%)	28.8%	29.7%	-90	bps
Net cash provided by operating activities	$18.0	$(4.1)	$22.1
Free Cash Flow	$5.9	$(15.9)	$21.8

	Full Year
(In millions)	2025	2024	Change
Revenues	$277.0	$217.5	$59.5
Operating income from continuing operations	$46.8	$32.4	$14.4
Adjusted EBITDA from continuing operations	$75.5	$54.9	$20.6
Operating margin from continuing operations (%)	16.9%	14.9%	200	bps
Adjusted EBITDA margin from continuing operations (%)	27.3%	25.2%	210	bps
Net cash provided by operating activities	$73.0	$38.2	$34.8
Free Cash Flow	$30.3	$(0.4)	$30.7
MANAGEMENT COMMENTARY
“We were extremely pleased with our strong fourth quarter performance, which capped a record year and underscored the strength of our long-term strategy and the continued momentum across our key end-markets,” said Matthew Lanigan, President and CEO of NPK International. “Fourth quarter revenue increased 9% sequentially and 31% year over year, driven by sustained strength in rental fleet utilization and continued robust demand for our DURA-BASE products from utility customers. As expected, profitability rebounded meaningfully from the third quarter, with fourth quarter Adjusted EBITDA increasing 41% sequentially and 27% year over year.
Lanigan continued, “Looking at full-year 2025, we made significant progress across each of the strategic priorities we outlined at the start of the year. Our top focus was accelerating organic rental growth, which we believe is our most durable long-term value driver. For the year, rental revenue increased 39%, contributing to total revenue growth of 27%. Importantly, Adjusted EBITDA margin expanded by more than 200 basis points in 2025, reflecting the operating leverage inherent in our model and driving Adjusted EBITDA growth of 38% compared with the prior year.
“A key pillar of our organic growth strategy remains our focus on manufacturing capacity expansion. Production volumes increased more than 15% year-over-year in 2025, and the initiatives implemented during the year are anticipated to provide sufficient production capacity to support our growth needs in 2026. Looking longer-term, our team is wrapping up the evaluation of manufacturing expansion alternatives. We are very encouraged by the team’s progress and expect to finalize our investment details and timelines within the next few months, with an expectation of bringing additional production capacity online in the first half of 2027.
“As part of our disciplined capital allocation strategy, an important priority coming into 2025 was the focused pursuit of core inorganic growth. We were pleased to complete the acquisition of Grassform Plant Hire Limited in November, which strengthens our capabilities and enhances our scale as a top tier worksite access provider in the U.K. market. We ended the year in a strong financial position and remain committed to our balanced capital allocation framework that prioritizes organic growth investments, the pursuit of strategic acquisitions, and the return of excess capital to shareholders.
“We remain optimistic regarding the long-term outlook for power transmission spending, supported by an aging utility infrastructure and the continued electrification of the economy. Our industry-leading matting fleet provides the scale and flexibility to capitalize on these trends, as reflected by the strength in our commercial pipeline, with our quoted volumes up approximately 30% from year-end 2024. Based on this momentum, we are introducing full-year 2026 guidance which reflects year-over-year revenue and Adjusted EBITDA growth of 14% and 25%, respectively, at the midpoint of our range, driven primarily by anticipated low-to-mid teens percentage growth in rental and service revenues.
“As we look ahead, our strategic priorities remain unchanged - delivering consistent organic growth, driving organizational efficiencies, and enhancing returns on invested capital through a disciplined approach to capital allocation,” concluded Lanigan. “We are excited about the opportunities ahead and remain confident in our ability to execute on our objectives in 2026 and beyond.”

BUSINESS UPDATE
NPK’s business plan is designed to drive organic commercial growth within targeted rental and product sale markets; improve asset optimization and organizational efficiency; and pursue a capital allocation strategy that prioritizes investments with superior return profiles, together with a programmatic return of capital program.
Fourth quarter and full-year 2025 highlights include:
•Strong customer demand continued for matting rental and related services. Revenues from specialty rental and related services were $50 million in the fourth quarter of 2025, with strong demand continuing in support of power transmission projects. Revenues from product sales were $25 million for the fourth quarter of 2025, the Company’s strongest quarter of the year, primarily reflecting continued strength in demand from utility companies. For the full year 2025, rental and service revenues increased 26% year-over-year, while revenues from product sales increased 30%. More than two-thirds of 2025 revenue was derived from the power transmission sector.
•Manufacturing efficiency and capacity expansion. Production volumes increased more than 15% year over year in 2025 benefitting from a shift to 24/7 operations and throughput enhancements. These initiatives are anticipated to provide an additional increase in production capacity in 2026, sufficient to support anticipated growth. Management continues to evaluate additional manufacturing expansion alternatives and expects to finalize investment plans and timelines over the next few months.
•Pursuit of operational efficiency. During 2025, the Company completed the required transitional support for the divested Fluids business while simultaneously advancing a major ERP conversion project. The new ERP system has been recently rolled out to all legacy operations and represents yet another significant milestone in the efforts to streamline overhead and SG&A costs, consistent with the Company’s goal to drive SG&A costs down to a mid-teens percentage of revenue.
•Enhanced return on invested capital. The Company delivered an after-tax return on net assets of 11% in 2025, a substantial year-over-year improvement, driven by a combination of improved profitability and focused balance sheet management.
•Return of capital to shareholders. The Company continued to execute on its disciplined return of capital strategy during 2025 by repurchasing 4% of outstanding shares at an average price of $6.70 per share. As a result, the Company exited 2025 with two million fewer shares outstanding versus the prior year.
•Acquisition of Grassform. On November 24, 2025, the Company completed the acquisition of Grassform Plant Hire Limited (“Grassform”), a U.K. market leader in ground protection and temporary roadway solutions and services with a fleet of over 20,000 composite mats. The purchase price at closing for this acquisition was $42 million net of cash acquired, and was funded with cash on hand and borrowings under the Credit Facility. It is anticipated that the acquisition will meaningfully strengthen U.K. operations through scale and the addition of a highly tenured and talented team.
FINANCIAL PERFORMANCE
In the fourth quarter of 2025, NPK generated income from continuing operations of $10.7 million, or $0.13 per diluted share, on total revenue of $75.2 million, compared to $8.0 million, or $0.09 per diluted share, on total revenue of $57.5 million, in the fourth quarter of 2024. Income from continuing operations for the fourth quarter of 2025 and 2024 included income tax benefits of $1.5 million and $1.3 million, respectively, primarily reflecting the release of valuation allowances on U.S. state net operating losses. Gross margin was 37.7% in the fourth quarter of 2025, compared to 39.2% in the prior year period. The Company reported Adjusted EBITDA from Continuing Operations of $21.7 million in the fourth quarter of 2025, or 28.8% of total revenue, compared to $17.1 million, or 29.7% of total revenue, in the prior year period.
Selling, general and administrative expenses were $15.4 million (20.4% of revenues) in the fourth quarter of 2025, compared to $10.7 million (18.6% of revenues) in the fourth quarter of 2024. SG&A in the fourth quarter of 2025 includes approximately $1.1 million in acquisition-related transaction costs primarily attributable to the Grassform acquisition and $0.8 million of severance costs. Full year selling, general and administrative expenses were $54.0 million (19.5% of revenues), compared to $46.0 million (21.2% of revenues) in the prior year. SG&A in 2025 includes elevated costs for performance-based incentives tied to 2025 performance targets and longer-term shareholder return metrics as well as approximately $1.1 million in acquisition-related transaction costs primarily attributable to the Grassform acquisition, $1.2 million of severance costs, and $0.5 million of ERP implementation costs.
BALANCE SHEET AND LIQUIDITY
As of December 31, 2025, NPK had total cash of $5.1 million, total debt of $16.9 million, and available liquidity under its senior secured revolving credit facility of $139 million.
Operating cash flow was $18.0 million in the fourth quarter of 2025. Capital investments used $12.1 million, net, primarily funding the expansion of the mat rental fleet to support increased customer demand. Operating cash flow was $73.0 million in 2025. Capital investments used $42.7 million, net, primarily funding the expansion of the mat rental fleet to support increased customer demand. During 2025, the Company used $20.4 million of cash to repurchase 3 million (4%) of outstanding shares under the repurchase program.
FINANCIAL GUIDANCE
The following forward-looking guidance reflects the Company’s current expectations and beliefs as of February 25, 2026 and is subject to change. The following statements apply only as of the date of this disclosure and are expressly qualified in their entirety by the cautionary statements included elsewhere in this document.
For the full year 2026, NPK currently anticipates the following:
•Revenues in a range of $305 million to $325 million
•Adjusted EBITDA in a range of $88 million to $100 million
•Capital expenditures in a range of $45 million to $55 million (excluding manufacturing expansion)

FOURTH QUARTER 2025 RESULTS CONFERENCE CALL
A conference call will be held Thursday, February 26, 2026 at 9:30 a.m. ET to review the Company’s financial results and conduct a question-and-answer session.
A webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.npki.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.
To participate in the live teleconference:

Domestic Live:	800-715-9871
International Live:	646-307-1963
Conference ID:	8869084
To listen to a replay of the teleconference, which subsequently will be available through March 5, 2026:

Domestic Replay:	800-770-2030
International Replay:	647-362-9199
ABOUT NPK INTERNATIONAL
NPK International Inc. is a temporary worksite access solutions company that manufactures, sells, and rents recyclable composite matting products, along with a full suite of services, including planning, logistics, and site restoration. As a geographically diversified company, the Company delivers superior quality and reliability across critical infrastructure markets, including electrical transmission and distribution, oil and gas exploration, pipeline, renewable energy, petrochemical, construction, and other industries. For more information, visit our website at www.npki.com.
FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical facts are forward-looking statements. Words such as “will,” “may,” “could,” “would,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “guidance,” and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements are not guarantees that our expectations will prove to be correct and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by NPK, particularly its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q, as well as others, could cause actual plans or results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to our ability to generate organic growth; economic and market conditions that may impact our customers’ future spending; customer concentration; the effective management of our fleet, including our ability to properly manufacture, safeguard, and maintain our fleet; international operations; manufacturing capacity expansion projects; operating hazards present in our and our customers’ industries and substantial liability claims; our contracts that can be terminated or downsized by our customers without penalty; our product offering and market expansion; our ability to attract, retain, and develop qualified leaders, key employees, and skilled personnel; expanding our services in the utilities sector, which may require unionized labor; the price and availability of raw materials; inflation; capital investments and business acquisitions; market competition; technological developments and intellectual property; severe weather, natural disasters, and seasonality; public health crises, epidemics, and pandemics; our cost and continued availability of borrowed funds, including noncompliance with debt covenants; environmental laws and regulations; legal compliance; the inherent limitations of insurance coverage; income taxes; cybersecurity incidents or business system disruptions; complications with the design or implementation of our updated enterprise resource planning system; activist stockholders that may attempt to effect changes at our Company or acquire control over our Company; share repurchases; and our amended and restated bylaws, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with us or our directors, officers or other employees. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. NPK’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.npki.com.
INVESTOR RELATIONS CONTACT
Investors@npki.com

NPK International Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Twelve Months Ended
(In thousands, except per share data)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenues	$75,195	$68,838	$57,524	$277,043	$217,489
Cost of revenues	46,834	46,870	35,001	176,283	140,359
Selling, general and administrative expenses	15,352	13,279	10,713	54,034	46,048
Other operating (income) loss, net	444	(368)	166	(53)	(1,269)
Operating income from continuing operations	12,565	9,057	11,644	46,779	32,351

Foreign currency exchange (gain) loss	25	31	699	(884)	869
Interest (income) expense, net	107	(47)	9	13	2,621
Income from continuing operations before income taxes	12,433	9,073	10,936	47,650	28,861

Provision (benefit) for income taxes from continuing operations (1)	1,710	3,010	2,888	11,705	(6,738)
Income from continuing operations	10,723	6,063	8,048	35,945	35,599

Discontinued operations:
Income (loss) from discontinued operations before income taxes	(229)	(593)	(712)	(1,412)	4,360
Gain (loss) on sale of discontinued operations before income taxes	2,176	—	—	2,176	(195,729)
Provision (benefit) for income taxes from discontinued operations	(1,934)	(184)	(1,367)	(2,230)	(5,508)
Income (loss) from discontinued operations	3,881	(409)	655	2,994	(185,861)

Net income (loss)	$14,604	$5,654	$8,703	$38,939	$(150,262)

Income (loss) per common share - basic:
Income from continuing operations	$0.13	$0.07	$0.09	$0.42	$0.41
Income (loss) from discontinued operations	0.04	—	0.01	0.04	(2.17)
Net income (loss)	$0.17	$0.07	$0.10	$0.46	$(1.75)

Income (loss) per common share - diluted:
Income from continuing operations	$0.13	$0.07	$0.09	$0.42	$0.41
Income (loss) from discontinued operations	0.04	—	0.01	0.03	(2.13)
Net income (loss)	$0.17	$0.07	$0.10	$0.45	$(1.72)

Weighted average shares:
Basic	84,406	84,359	86,416	84,820	85,819
Diluted	85,414	85,066	87,222	85,719	87,395
(1) Includes income tax benefits of $1.5 million for the three and twelve months ended December 31, 2025, and $1.3 million and $15.9 million for the three months and twelve months ended December 31, 2024, respectively, primarily reflecting the release of valuation allowances on U.S. net operating losses and other tax credit carryforwards following the sale of the Fluids Systems business.

NPK International Inc.
Operating Results
(Unaudited)

	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenues
Rental revenues	$34,816	$29,591	$25,725	$124,171	$89,512
Service revenues	14,909	14,688	16,075	59,538	56,273
Product sales revenues	25,470	24,559	15,724	93,334	71,704
Total revenues	$75,195	$68,838	$57,524	$277,043	$217,489

Operating income from continuing operations	$12,565	$9,057	$11,644	$46,779	$32,351
Operating margin from continuing operations	16.7%	13.2%	20.2%	16.9%	14.9%

NPK International Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$5,140	$17,756
Receivables, net (1)	59,806	74,841
Inventories	11,500	14,659
Prepaid expenses and other current assets	5,046	5,728
Total current assets	81,492	112,984

Property, plant and equipment, net	233,048	187,483
Operating lease assets	11,195	11,793
Goodwill	76,341	47,222
Other intangible assets, net	21,297	10,331
Deferred tax assets	5,535	15,593
Other assets	12,850	8,276
Total assets	$441,758	$393,682

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$5,170	$2,900
Accounts payable	22,327	19,459
Accrued liabilities	29,647	22,300
Total current liabilities	57,144	44,659
		.
Long-term debt, less current portion	11,692	4,827
Noncurrent operating lease liabilities	9,877	10,896
Deferred tax liabilities	7,476	1,203
Other noncurrent liabilities	4,413	5,602
Total liabilities	90,602	67,187

Common stock, $0.01 par value (200,000,000 shares authorized and 90,134,477 and 111,669,464 shares issued, respectively)	902	1,117
Paid-in capital	489,632	633,239
Accumulated other comprehensive loss	(1,610)	(2,871)
Retained earnings (deficit)	(100,527)	(139,466)
Treasury stock, at cost (5,616,798 and 25,114,978 shares, respectively)	(37,241)	(165,524)
Total stockholders’ equity	351,156	326,495
Total liabilities and stockholders’ equity	$441,758	$393,682
(1) Receivables, net as of December 31, 2025 and December 31, 2024, includes $1 million and $23 million, respectively, for amounts due from the purchaser including estimated deferred consideration related to the sale of the Fluids Systems business.

NPK International Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended December 31,
(In thousands)	2025	2024
Cash flows from operating activities:
Net income (loss)	$38,939	$(150,262)
Adjustments to reconcile net income (loss) to net cash provided by operations:
(Gain) loss on divestitures	(2,176)	195,729
Depreciation and amortization	25,537	27,530
Stock-based compensation expense	5,527	5,247
Provision for deferred income taxes	8,923	(20,304)
Credit loss expense	35	698
Gain on sale of assets	(1,864)	(4,297)
Gain on insurance recovery	—	(874)
Amortization of original issue discount and debt issuance costs	472	983
Change in assets and liabilities:
Increase in receivables	(3,921)	(28,012)
Decrease in inventories	3,377	9,746
Increase in other assets	(3,521)	(3,913)
Increase (decrease) in accounts payable	(2,576)	12,488
Increase (decrease) in accrued liabilities and other	4,236	(6,590)
Net cash provided by operating activities	72,988	38,169

Cash flows from investing activities:
Capital expenditures	(46,671)	(43,531)
Business acquisitions, net of cash acquired	(42,352)	—
Proceeds from divestitures, net of cash disposed	16,603	48,499
Proceeds from sale of property, plant and equipment	4,014	4,997
Proceeds from insurance property claim	—	1,385
Other investing activities	3,089	(3,089)
Net cash provided by (used in) investing activities	(65,317)	8,261

Cash flows from financing activities:
Borrowings on lines of credit	27,300	177,541
Payments on lines of credit	(22,000)	(224,292)
Debt issuance costs	(1,241)	(50)
Purchases of treasury stock	(22,695)	(4,505)
Proceeds from employee stock plans	1,517	139
Other financing activities	(3,826)	(15,715)
Net cash used in financing activities	(20,945)	(66,882)

Effect of exchange rate changes on cash	177	(212)

Net increase (decrease) in cash, cash equivalents, and restricted cash	(13,097)	(20,664)
Cash, cash equivalents, and restricted cash at beginning of period	18,237	38,901
Cash, cash equivalents, and restricted cash at end of period	$5,140	$18,237

NPK International Inc.
Non-GAAP Reconciliations
(Unaudited)

To help understand the Company’s financial performance, the Company has supplemented its financial results that it provides in accordance with generally accepted accounting principles (“GAAP”) with non-GAAP financial measures. Such financial measures include Adjusted Income (Loss) from Continuing Operations, Adjusted Income (Loss) from Continuing Operations Per Common Share, earnings before interest, taxes, depreciation and amortization (“EBITDA”) from Continuing Operations, Adjusted EBITDA from Continuing Operations, Adjusted EBITDA Margin from Continuing Operations, and Free Cash Flow.
We believe these non-GAAP financial measures are frequently used by investors, securities analysts and other parties in the evaluation of our performance and liquidity with that of other companies in our industry. Management uses these measures to evaluate our operating performance, liquidity and capital structure. In addition, our incentive compensation plan measures performance based on our consolidated EBITDA, along with other factors. The methods we use to produce these non-GAAP financial measures may differ from methods used by other companies. These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.
Adjusted Income (Loss) from Continuing Operations and Adjusted Income (Loss) from Continuing Operations Per Common Share
The following tables reconcile the Company’s income from continuing operations and income from continuing operations per common share calculated in accordance with GAAP to the non-GAAP financial measures of Adjusted Net Income from Continuing Operations and Adjusted Net Income from Continuing Operations Per Common Share:

Consolidated	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Income from continuing operations (GAAP)	$10,723	$6,063	$8,048	$35,945	$35,599
Gain on insurance recovery	—	—	—	—	(67)
Gain on legal settlement	—	—	—	—	(550)
Acquisition-related transaction costs	1,088	—	—	1,088	—
Severance costs	763	69	416	1,218	1,337
Tax on adjustments	(389)	(14)	(87)	(484)	(151)
Unusual tax items (1)	(1,471)	—	(1,280)	(1,471)	(15,897)
Adjusted Income from Continuing Operations (non-GAAP)	$10,714	$6,118	$7,097	$36,296	$20,271

Adjusted Income from Continuing Operations (non-GAAP)	$10,714	$6,118	$7,097	$36,296	$20,271

Weighted average common shares outstanding - basic	84,406	84,359	86,416	84,820	85,819
Dilutive effect of stock options and restricted stock awards	1,008	707	806	899	1,576
Weighted average common shares outstanding - diluted	85,414	85,066	87,222	85,719	87,395

Adjusted Income from Continuing Operations Per Common Share - Diluted (non-GAAP):	$0.13	$0.07	$0.08	$0.42	$0.23
(1) Unusual tax items primarily reflects the release of valuation allowances on U.S. net operating losses and other tax credit carryforwards that are expected to be realized following the sale of the Fluids Systems business.

NPK International Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

EBITDA from Continuing Operations, Adjusted EBITDA from Continuing Operations, and Adjusted EBITDA Margin from Continuing Operations
The following table reconciles the Company’s income from continuing operations calculated in accordance with GAAP to the non-GAAP financial measures of EBITDA from Continuing Operations, Adjusted EBITDA from Continuing Operations, and Adjusted EBITDA Margin from Continuing Operations:

Consolidated	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenues	$75,195	$68,838	$57,524	$277,043	$217,489
Operating income from continuing operations (GAAP)	$12,565	$9,057	$11,644	$46,779	$32,351

Income from continuing operations (GAAP)	$10,723	$6,063	$8,048	$35,945	$35,599
Interest (income) expense, net	107	(47)	9	13	2,621
Provision (benefit) for income taxes	1,710	3,010	2,888	11,705	(6,738)
Depreciation and amortization	7,302	6,261	5,724	25,537	22,656
EBITDA from Continuing Operations (non-GAAP)	19,842	15,287	16,669	73,200	54,138
Gain on insurance recovery	—	—	—	—	(67)
Gain on legal settlement	—	—	—	—	(550)
Acquisition-related transaction costs	1,088	—	—	1,088	—
Severance costs	763	69	416	1,218	1,337
Adjusted EBITDA from Continuing Operations (non-GAAP)	$21,693	$15,356	$17,085	$75,506	$54,858
Operating Margin (GAAP)	16.7%	13.2%	20.2%	16.9%	14.9%
Adjusted EBITDA Margin from Continuing Operations (non-GAAP)	28.8%	22.3%	29.7%	27.3%	25.2%

Free Cash Flow
The following table reconciles the Company’s net cash provided by (used in) operating activities calculated in accordance with GAAP to the non-GAAP financial measure of Free Cash Flow:

Consolidated	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net cash provided by (used in) operating activities (GAAP)	$18,004	$24,716	$(4,127)	$72,988	$38,169
Capital expenditures	(12,252)	(12,714)	(13,591)	(46,671)	(43,531)
Proceeds from sale of property, plant and equipment	195	499	1,809	4,014	4,997
Free Cash Flow (non-GAAP)	$5,947	$12,501	$(15,909)	$30,331	$(365)

NPK International Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)
Trailing Twelve Months (“TTM”)

Consolidated	Three Months Ended				TTM
(In thousands)	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	December 31, 2025
Revenues	$64,777	$68,233	$68,838	$75,195	$277,043
Operating income from continuing operations (GAAP)	$13,528	$11,629	$9,057	$12,565	$46,779

Income from Continuing Operations (GAAP)	$10,375	$8,784	$6,063	$10,723	$35,945
Interest expense, net	(48)	1	(47)	107	13
Provision (benefit) for income taxes	3,515	3,470	3,010	1,710	11,705
Depreciation and amortization	5,802	6,172	6,261	7,302	25,537
EBITDA from Continuing Operations (non-GAAP)	19,644	18,427	15,287	19,842	73,200
Acquisition-related transaction costs	—	—	—	1,088	1,088
Severance costs	27	359	69	763	1,218
Adjusted EBITDA from Continuing Operations (non-GAAP)	$19,671	$18,786	$15,356	$21,693	$75,506
Operating Margin (GAAP)	20.9%	17.0%	13.2%	16.7%	16.9%
Adjusted EBITDA Margin from Continuing Operations (non-GAAP)	30.4%	27.5%	22.3%	28.8%	27.3%